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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63451, 333-62910 and 333-97163) pertaining to the 1998 Incentive and Nonqualified Stock Option Plan of Charles River Associates Incorporated and (Form S-8 No. 333-63453) pertaining to the 1998 Employee Stock Purchase Plan of Charles River Associates Incorporated of our report dated March 15, 2004 (except for Note 16, as to which the date is March 18, 2004) with respect to the consolidated financial statements of InteCap, Inc and Subsidiaries which appears in the Current Report on Form 8-K/A of Charles River Associates Incorporated dated on or about June 14, 2004.

/s/ Ernst & Young, LLP

Chicago, Illinois
June 14, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS